          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                                                                    Exhibit 2.3


                                SUPPLY AGREEMENT

         This Supply Agreement. ("Supply Agreement"), dated as of May 17, 1999, is by and between BioSepra Inc., a Delaware corporation (together with its successors or assigns, "BioSepra"), and BioSepra S.A, a French societe anonyme (together with its successors and assigns, "BSA"), regarding the manufacture and sale by BSA of certain Products (as further defined in SCHEDULE A) to be purchased by BioSepra. Each of BioSepra and BSA is sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                R E C I T A L S :

         A. BioSepra and Life Technologies, Inc., a Delaware corporation ("LTI"), have entered into an Asset Purchase Agreement dated April 14, 1999 (the "Asset Purchase Agreement"), in connection with which certain assets of BioSepra are being transferred to LTI (the "Asset Transfer"), including without limitation, certain patents, patent applications, trademarks, trade secrets and know-how for use in the development, manufacture, use or sale of Products that may be useful in the BioSepra Field (as further defined in Schedule A).

         B. As part of the Asset Transfer, LTI is acquiring 100% of the capital stock of BSA, a former subsidiary of BioSepra.

         C. BSA has agreed to manufacture and sell and BioSepra has agreed to purchase Products subject to and upon the terms provided herein.

         NOW, THEREFORE, in consideration of the mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

         1. DEFINITIONS.

         Any capitalized term used herein, and not otherwise defined in the text, shall have the meaning defined in Schedule A.

         2. MANUFACTURING OBLIGATIONS.

                  a. For the purposes hereof, "Products" shall mean Standard Products and those Custom Products which BSA agrees to manufacture. For each such Product, BSA shall advise BioSepra of the lead time required to permit the manufacture and quality assurance of such Product by BSA (the "Lead Time").

                  b. During the term of this Supply Agreement and subject to
Section 2(f) below, BSA shall manufacture for BioSepra and BioSepra shall order and purchase from BSA the Standard Products required by BioSepra during the term hereof.

                  c. During the term of this Supply Agreement, BioSepra shall provide to BSA, prior to the beginning of each calendar quarter, a binding forecast for such quarter and a non-binding forecast for the three succeeding calendar quarters of BioSepra's anticipated requirements of and desired delivery dates for the Standard Products and for those Custom Products for which the terms of purchase and sale have been otherwise agreed between the Parties. BioSepra shall from time to time place firm orders for specific Products with BSA not less than the applicable Lead Time in respect of each such Product before the delivery date for such Product by the transmittal to BSA, of written orders on BioSepra's regular purchase order forms, which shall be deemed accepted upon BSA's written acceptance thereof. Such purchase orders shall identify the (i) Products ordered, (ii) quantities ordered, (iii) requested delivery date(s) and (iv) any export/import information required to enable BSA to fill the order.

                  d. Unless BioSepra requests otherwise, all Products ordered shall be packed for shipment and storage in accordance with BSA's standard commercial practices, except that such Products shall be labeled as follows:

         "Manufactured for BioSepra Inc.

CAUTION: For use as a raw material component in a further manufacturing application. The performance characteristics of this product have not been established."

It is BioSepra's obligation to notify BSA at BSA's address pursuant to Section 14(e) hereof and obtain BSA's consent to any special packaging requirements (which shall be at BioSepra's expense).

                  e. In the event of any discrepancy or conflict between the terms of this Supply Agreement, the terms of sale under which BSA sells goods, and the terms of BioSepra's purchase order, the terms of this Supply Agreement shall govern. To the extent that this Supply Agreement does not address a discrepancy or conflict between the terms of sale under which BSA sells goods, and the terms of BioSepra's purchase order, the terms of sale under which BSA sells goods shall govern.

                  f. During the term of this Supply Agreement, BioSepra shall purchase such of its requirements of Standard Products from BSA as it elects.

                  g. For each Standard Product, BioSepra hereby agrees to undertake when appropriate the necessary actions (including without limitation a current Good Manufacturing Practices audit) to qualify BSA or its designated Affiliate with the FDA and other regulatory agencies as a supplier to BioSepra with respect to such Standard Product. BSA agrees to cooperate with BioSepra with respect to such undertaking.

                  h. For the avoidance of doubt, BSA shall be under no obligation to develop, manufacture or sell any Custom Product to BioSepra unless the Parties have agreed in writing to all of the relevant Specifications, price, and any other applicable terms.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


         3.       COMPENSATION FOR MANUFACTURING OBLIGATION.

                  a. For the manufacture of a Standard Product to be purchased by BioSepra, BSA shall receive compensation in the amount of:

         (i) the lowest price made available by BSA during the six months prior to the placement of an order by BioSepra for such Standard Product to any of its end-use customers other than BioSepra or its Affiliates, BSA's Affiliates and BSA's or its Affiliates' distributors (such other customer, the "Most Favored Customer"), less a *** discount, or

         (ii) Cost plus ***, if

                  (A) BSA is not then supplying such Standard Product to any of its end-use customers other than BioSepra or its Affiliates, BSA's Affiliates and BSA's or its Affiliates' distributors, or

                  (B) the price paid by the Most Favored Customer, less *** discount, would yield a Gross Margin (as defined below) to BSA of less than Cost plus ***.

         "Cost" for the purposes of this Supply Agreement is defined in respect of each Product as BSA's actual direct manufacturing material, labor and overhead costs plus indirect manufacturing overhead costs for such Product, all as determined by generally accepted accounting principles. "Gross Margin" for the purposes of this Supply Agreement in respect of each Product is defined as the difference between (x) the revenues net of freight, duty and other shipping, packaging, tax or related charges, which are received by BSA from the sale of such Product, and (y) Cost.

                  b. For the manufacture of Custom Products to be purchased by BioSepra, BSA shall receive compensation based upon a price schedule mutually agreed upon for such Custom Products. It is the intent of the Parties that BSA will charge prices to BioSepra for each Custom Product that will be negotiated annually in good faith, but which shall not deliver to BSA a Gross Margin in excess of ******************* based upon BSA's standard cost accounting system (such limitation on Gross Margin to be binding only if all research and development costs associated with the manufacture of such Custom Products has been paid by BioSepra). Such prices will be negotiated annually by the parties to provide BSA with a reasonable manufacturing profit and BioSepra with an economically viable product.

                  c. BSA shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of its costs. Such records and books of account shall be maintained for a period of not less than two (2) years following the calendar year to which they pertain. BSA shall permit such relevant records and books of account to be examined by independent accountants of BioSepra, reasonably acceptable to BSA, no more frequently than once each calendar year, to the extent necessary for BioSepra to have such costs verified. Such examination shall be during normal business hours, upon not less than twenty (20) days' prior written notice to BSA, and at BioSepra's expense unless the examination should establish that BSA's claimed costs for the period examined were more than one hundred and ten percent (110%) of BSA's actual costs for such period, in which case BSA shall be responsible for the expenses of such examination. BioSepra's accountants will be permitted to disclose the results of their audit to BioSepra only as a report that BSA is either in or out of compliance with this Supply Agreement, and if out of compliance, the amount and direction of such non-compliance. If BSA and BioSepra accept the auditor's conclusion, prompt adjustment shall be made by the proper Party to compensate for any errors or omissions revealed by such audit. Information obtained during the course of such an examination shall be kept confidential by BioSepra's auditor. If either Party rejects the results of such audit, the dispute will be resolved by arbitration as provided for in this Supply Agreement.

         BSA shall use commercially reasonable efforts to procure components, raw materials, and other services necessary to manufacture Products at the lowest cost reasonably practicable.

         4. PAYMENT.

         All payments required in this Supply Agreement, including without limitation payment for Products described in Section 3 above, shall be made within thirty (30) days of BSA's submitting its invoice for such payment to BioSepra.

         5. DELIVERY.

                  a. PRE-SHIPMENT RELEASE. BSA shall, at the prior written request of BioSepra, prior to releasing the first shipment from any lot of Product for shipment to BioSepra, deliver to BioSepra (i) a certificate of analysis to the extent available at that time summarizing the results of BSA's tests of conformity of such lot to the applicable Specifications; (ii) a pre-release sample of Product from such lot for BioSepra's testing, provided that BioSepra shall have executed BSA's form of quality control waiver in respect of such sample; and (iii) such other documentation as the Parties shall have mutually agreed. BioSepra shall, within forty five (45) days of receipt of a pre-release sample of such Product, perform any and all tests as it, in its sole discretion, deems appropriate to satisfy itself that the Product sampled is in complete conformity with all applicable Specifications, and shall notify BSA in writing of any items of non-conformance to the Specifications applicable to such Product. If BioSepra reasonably demonstrates that a pre-release sample of a Product is not in compliance with the applicable Specifications, BSA shall take such actions as are reasonably necessary to cause the Product to be in compliance with the Specifications to BioSepra's reasonable satisfaction prior to releasing any shipment from such lot for shipment to BioSepra. If BSA declines to accept the results of BioSepra's pre-release testing, such acceptance not to be unreasonably declined, BSA and BioSepra shall seek a mutually acceptable resolution of the issue. The failure of the Parties to agree shall be a basis for either Party to appoint an independent, qualified third party to assess compliance of the Product with the Specifications. The costs incurred shall be borne by BioSepra if the Product is found to be in compliance with the applicable Specifications, and by BSA if otherwise.

                  b. SHIPPED UNIT ACCEPTANCE TESTING. BSA shall deliver to BioSepra with each lot of Product delivered, a certificate of analysis summarizing the results of BSA's tests of conformity of such lot to the applicable Specifications and such other documentation as the Parties shall have mutually agreed. BioSepra shall, within forty five (45) days of receipt of such

Product, perform any and all tests as it, in its sole discretion, deems appropriate to satisfy itself that the Product is in complete conformity with all applicable Specifications, and shall notify BSA in writing of any items of non-conformance to the Specifications applicable to such Product. If BioSepra reasonably demonstrates that a Product is not in compliance with the applicable Specifications, BioSepra shall return, at BSA's expense, such Product to BSA. If BSA declines to accept the results of BioSepra's testing, such acceptance not to be unreasonably declined, BSA and BioSepra shall seek a mutually acceptable resolution of the issue. The failure of the Parties to agree shall be a basis for either Party to appoint an independent, qualified third party to assess compliance of the Product with the Specifications. The costs incurred shall be borne by BioSepra if the Product is found to be in compliance with the applicable Specifications, and by BSA if otherwise. Each unit of Product received by BioSepra shall be deemed accepted by BioSepra unless BSA is notified in writing of BioSepra's rejection of such delivery within forty five (45) days after the delivery date for such unit due to non-conformance of such unit with the Specifications, or within five (5) days after the delivery date on account of shortage, damage in transit, or other deficiency. In the event of rejection of any part of such delivery, the remedies set forth in Section 9.1(c) shall apply. BSA reserves the right, at BSA's expense, to have one or more representatives present at any inspection of BSA-delivered units conducted by BioSepra and to verify the results of any such inspection and rejection of units. BioSepra's acceptance of Product shall not terminate BioSepra's warranty remedies specified below.

                  c. All deliveries of Products shall be FCA (Incoterms 1990) BSA's place of manufacture of the Products. It shall be BioSepra's responsibility to arrange and pay for all transportation, insurance and other charges incurred after delivery of the Products to BSA's dock.

                  d. BSA agrees to use reasonable efforts to meet the estimated shipping dates set froth in BioSepra's purchase orders, but does not warrant that any specified delivery date will be met.

                  e. BSA assumes no responsibility or liability for any loss or damage incurred by BioSepra by reason of a delay in the delivery date, inability to ship or any of the reasons set forth in Section 7 below.

                  f. BioSepra shall have the right to assume manufacturing of any Standard Product, and BSA shall, upon written request of BioSepra, provide to BioSepra a copy of all written Know-How (as further defined in SCHEDULE A) directly related to the manufacture of such Standard Products as BioSepra has elected to manufacture. All such Know-How shall be Confidential Information of BSA.

         6. PASSAGE OF TITLE.

         Beneficial ownership of, title and risk of loss to the Products shall pass to BioSepra when such Products are picked up by a common carrier at BSA's facility.

         7. FORCE MAJEURE.

         Except for obligations of payment, BioSepra and BSA shall each be excused for any delay or failure to fulfill any of their respective obligations under this Supply Agreement if such failure or delay is caused by any act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state, provincial or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor, or any other circumstances or event beyond the reasonable control of the Party relying upon such circumstances or event.

         8. CONFIDENTIALITY.

         Each Party acknowledges and agrees that in the course of its performance of this Supply Agreement confidential technology, trade secrets, Product Specifications or other proprietary information relating to the development, manufacture and sale of the Products (hereinafter "Confidential Information") may be made known or made available to the other Party. Accordingly, during and after the term of this Supply Agreement, each Party:

                  a. represents that it has the right to disclose the Confidential Information that it discloses;

                  b. agrees that the other Party hereto has a proprietary interest in Confidential Information disclosed by such other Party (the "Discloser");

                  c. agrees that during and after the term of this Supply Agreement, all disclosures of Confidential Information received by the receiving Party (the "Recipient") shall be held in strict confidence by such Recipient. Such Recipient shall disclose the Confidential Information of the Discloser only to those of its agents, sublicensees, consultants, subcontractors and its or their employees to whom it is necessary to make such disclosure in order to permit the Recipient to properly exercise its rights and perform its obligations hereunder. During and after the term of this Supply Agreement, the Recipient shall not use the Confidential Information of the Discloser except for the purposes of exercising its rights and carrying out its duties hereunder. Each Party shall take necessary steps to ensure that its agents, sublicensees, consultants, subcontractors and its or their employees respect the terms of this
Section 8.

                  d. agrees that notwithstanding the provisions of this
Section 8, each Party may, to the extent necessary, disclose and use Confidential Information of the other Party, consistent with the rights of such Party otherwise granted hereunder, for the purpose of:

         (i) engaging in research and development pertaining to one or more Products or products made by the employment of a Product, conducting clinical testing and marketing programs pertaining to products made by the employment of a Product, or securing institutional or governmental approval to clinical test or market any product made by the employment of a Product; or

         (ii) sharing clinical trial results and data with third parties conducting clinical trials on products made by the employment of a Product; or

         (iii) securing patent or other intellectual property protection for an invention pertaining to one or more Products;

Provided, However, the Recipient shall make no disclosure of information designated by the Discloser as Confidential Information except under written confidentiality and non-use agreements obligating the party to whom the Recipient intends to make such disclosure in a manner no less burdensome than the manner by which the Recipient is burdened hereunder. Except as provided above and in Subsection 8(e)(v) below, Recipient shall not, without prior written consent of Discloser, which may be withheld at Discloser's absolute discretion, disclose any Confidential Information of the Discloser. If a Party as a Recipient requests such consent, Discloser agrees to reasonably consider such request, and to respond timely.

                  e. agrees that notwithstanding anything contained in this Supply Agreement to the contrary, the Recipient shall not be liable for a disclosure of the Discloser's Confidential Information if the information so disclosed:

         (i) was in the public domain without violation of the rights of the Discloser at the time it was disclosed by the Discloser to the Recipient; or

         (ii) enters the public domain without violation of the rights of the Discloser after the time it was disclosed by the Discloser to the Recipient; or

         (iii) was known to or contained in the records of the Recipient from a source with rights thereto not in violation of the rights of the Discloser at the time of disclosure by the Discloser to the Recipient and can be so demonstrated by the Recipient; or

         (iv) becomes known to the Recipient from a source other than the Discloser without breach of this Supply Agreement by the Recipient and can be so demonstrated by the Recipient; or

         (v) becomes required to be disclosed under legal or administrative process, provided that the Recipient has given the Discloser not less than ten (10) days' prior written notice of the Recipient's intention to make a disclosure pursuant to this Section 8(e)(v); and

                  f. agrees that if either Party as a Recipient discovers a misappropriation of the other Party's Confidential Information by a third party, it shall give the Discloser prompt notice thereof and shall take no other action against the alleged misappropriator without the prior written consent of the Discloser. The Recipient agrees to cooperate with the Discloser, at no out-of-pocket expense to the Recipient, in connection with any action taken by the Discloser to pursue such misappropriator. Any recovery of damages or attorneys' fees in such actions, or amounts received at settlement thereof, shall accrue to the Discloser, net of any costs and expenses incurred by the Recipient in obtaining such recovery.

         9.   PRODUCT AND MANUFACTURER'S WARRANTIES.

         9.1  BSA's Warranties.

                  a. BSA shall manufacture, package, and ship the Products in conformity with the Specifications and free from defects in material and workmanship, which shall include, for those Standard Products which are microbeads or microparticles as described in Subsections 1 through 5 of the definition of Standard Products, (i) manufacture in conformity with the then-current applicable Good Manufacturing Practices (as described in Title 21 of the U.S. Code of Federal Regulations, Part 820), and any other applicable standards for manufacturing of a Product, (ii) compliance with all requirements for product release specified in the applicable Drug Master File for a Product,
(iii) maintenance by BSA of its manufacturing facility, equipment and procedures so as to obtain and comply with ISO 9001 certification requirements as designated by an appropriately authorized third party, and (iv) packaging and labeling under a label of BioSepra. BSA warrants that the manufacture of the Product hereunder shall be (x) in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders, including without limitation, employee compensation law, health and safety and environmental laws applicable to BSA's facility, and applicable regulations of the FDA or such similar governmental body in France, as applicable, as they pertain to a Product; and (y) performed in a professional, workmanlike manner in accordance with prevailing industry standards.

                  b. BioSepra explicitly acknowledges and accepts that (i) BSA provides no representations or warranties that the Products are suitable for use as therapeutics or as raw materials for the manufacture of therapeutics; (ii) BSA's warranties shall not be effective if BSA reasonably demonstrates that BioSepra or its designee, or the customer(s) of either, have misused the Product or a product containing, made from, or employing the Product in any manner; and
(iii) BSA's warranties are personal to BioSepra as to the Products, and shall not be construed as running to the benefit of BioSepra's distributors or its or their customers.

                  c. BSA shall either repair or replace or provide to BioSepra full credit for the purchase price of any Product which is defective due to BSA's failure to comply with BSA's warranties set forth in Section 9.1(a), as limited by Section 9.1(b) hereunder. Any credit shall be made within thirty (30) days after BSA takes receipt of the defective Product; and any such repair or replacement shall be made within the applicable Lead Time for the Product in question. All shipping and other costs incurred in connection with the repair or replacement of any defective Product shall be borne by and for the account BSA.

                  d. EXCEPT AS STATED ABOVE, BSA DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE PRODUCTS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BSA'S LIABILITY FOR DAMAGES TO BIOSEPRA FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE TOTAL COST PAID BY BIOSEPRA FOR THE PRODUCT INVOLVED. BSA SHALL IN NO EVENT BE LIABLE TO BIOSEPRA OR ANY THIRD PARTY FOR ANY DAMAGES

RESULTING FROM LOSS OF PROFITS, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THE USE, MANUFACTURE OR SALE OF THE PRODUCTS, THE MANUFACTURE, USE OR SALE OF ANY PRODUCTS MADE FROM OR INCORPORATING THE PRODUCTS, OR THE PERFORMANCE OF ANY SERVICE IN WHICH A PRODUCT IS EMPLOYED.

         9.2 BioSepra's Warranties.

     BioSepra warrants that:

                  (a) Any

(i) product whose manufacture employs in anyway any Product delivered hereunder to BioSepra, and

(ii) Product manufactured (A) by BioSepra or (B) by a third party other than BSA for BioSepra shall be manufactured, packaged and shipped, and all Product delivered or manufactured hereunder shall be used by or for BioSepra, in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders, including without limitation, employee compensation law, health and safety and environmental laws applicable to BioSepra's facilities, and all applicable customs laws and regulations, and applicable regulations of the FDA and the European Community and Japanese equivalents of the FDA; and

                  (b) BioSepra's obligations in the manufacturing, packaging and shipping of any Product or product made using Product supplied hereunder shall be performed in a professional, workmanlike manner in accordance with prevailing industry standards; and

                  (c) any product made using Product supplied hereunder shall be free from defects in material and workmanship; and

                  (d) BioSepra will have reasonably determined that the Specifications are adequate to confirm the suitability of the Product supplied hereunder for the uses to which said Product will be put by BioSepra and its Affiliates; and

                  (e) BioSepra shall perform diligently sufficient incoming inspection to satisfy its obligations under this Supply Agreement and under all applicable laws, rules and regulations.

The parties hereto acknowledge and agree that BioSepra shall have no liability to BSA under this Section 9.2 except with respect to third party claims asserted against BSA which are based in whole or in part on breaches of product warranties of the nature included herein made to users of BioSepra products incorporating or made from Products.

         10. INTELLECTUAL PROPERTY WARRANTIES

                  a. INTELLECTUAL PROPERTY WARRANTY BY BIOSEPRA. BioSepra represents and warrants to BSA that BioSepra will own, or will have the full right to use under written agreements, all intellectual property rights included in the technology which, from and after the date hereof, BioSepra will develop and provide or license to BSA in connection with transactions contemplated hereby, which intellectual property rights will be used or practiced in order for BSA to manufacture the Products. BioSepra has no knowledge of any infringement of any intellectual property right of any third party which will arise out of or be incident to manufacture or sale of any Product pursuant to this Supply Agreement insofar as such manufacture or sale is based on any of the foregoing intellectual property rights.

                  b. INTELLECTUAL PROPERTY WARRANTY BY BSA. BSA represents and warrants to BioSepra that it will own, or will have the full right to use under written agreements, all intellectual property rights which will be used or practiced, from and after the date hereof, in order for BSA to manufacture Products in connection with transactions contemplated hereby other than (i) the intellectual property rights which BioSepra will provide or license to BSA in connection with transactions contemplated hereby, or (ii) the intellectual property rights acquired by LTI in the Asset Purchase Agreement, and (iii) any intellectual property rights owned by or licensed under written agreements to BSA as of the date of the Asset Purchase Agreement. BSA has no knowledge of any infringement of any intellectual property right of any third party which will arise out of or be incident to manufacture or sale of any Product pursuant to this Supply Agreement.

         11. INDEMNIFICATION.

                  a. BSA shall defend and hold harmless BioSepra, its Affiliates, and its or their stockholders, officers, directors, employees and agents from any and all losses, claims, costs or damages (including reasonable attorneys' fees and expenses) arising out of any claim or action for bodily injury, death or property damage based on the use by or for BioSepra of any Products in the BioSepra Field to the extent such loss, claim, cost or damage results, directly or indirectly, (i) from a breach by BSA of its warranties as set forth in this Supply Agreement, or (ii) from any negligent, willful or intentional acts by BSA or its Affiliates or its or their employees or agents. In no event will any indemnification by BSA exceed the total purchases of Products by BioSepra pursuant to this Supply Agreement.

                  b. BioSepra shall indemnify, defend and hold harmless BSA, its Affiliates, and its and their stockholders, officers, directors, employees and agents from any and all losses, claims, costs or damages (including reasonable attorney's fees and expenses) arising out of any claim or action for bodily injury, death or property damage caused by or arising from (i) a breach by BioSepra of any of its warranties as set forth in this Supply Agreement, (ii) the use by or for BioSepra or its direct or indirect customers of any Product or any product made from or incorporating a Product in any application, (iii) manufacture of Custom Products, provided, that BSA has manufactured such Custom Products in accordance with the applicable Specifications, (iv) the negligent, willful or intentional acts of BioSepra, its Affiliates, its or their customers, employees or agents, and (v) any other circumstance relating to this Supply Agreement other than those caused by a breach by BSA of its warranties set forth in this Supply Agreement, or the negligent, willful or intentional acts of BSA or its Affiliates or its or their employees or agents.

         12. TERMINATION.

                  a. The term of this Supply Agreement shall commence on the date hereof and shall continue unless sooner terminated as set forth below until April 30, 2004. The term shall be extended automatically on the same terms and conditions for successive periods of one (1) calendar year each unless either Party, in its sole discretion, shall give written notice to the other not less than six months prior to the expiration of the initial term or of any extension thereof of either cancellation or a requirement to renegotiate any term or condition hereof.

                  b. In the event of material breach of any provision of this Supply Agreement, the breaching Party shall have sixty (60) days after written notice thereof by the non-breaching Party within which to cure such breach. In the event such breach has not been cured within such period of time, the non-breaching Party may on notice to the breaching Party terminate this Supply Agreement.

                  c. Either Party may terminate this Supply Agreement on notice to the other Party in the event the other Party (i) becomes the subject of a petition filed for relief under any bankruptcy or insolvency law, which is not dismissed within sixty (60) days of its filing; (ii) becomes subject to any general arrangement with its creditors; or (iii) engages in any liquidation, termination or winding up of its business.

                  d. Termination of this Supply Agreement for any reason shall not extinguish the unpaid obligations of any Party that accrued prior to the effective date of termination.

         13. EFFECT OF TERMINATION. Upon termination of this Supply Agreement for any reason:

                  a. Each Party shall, at the request of the other, either promptly return to the other Party or dispose of all of the other Party's Confidential Information in any form whatsoever which it may have in its possession, custody or control (whether direct or indirect), provided that any such disposition shall be conducted in a manner that protects the confidentiality of such information.

                  b. BioSepra shall, at the request of BSA, repurchase all or any portion of BSA's then existing inventory of (i) the Custom Products and the parts, materials and components thereof and (ii) the parts, materials and components purchased by BSA for the manufacture of Standard Products in order to fulfil orders of BioSepra, to the extent such inventory is in excess of BSA's requirements for the sale of Standard Products to its other customers. All finished Custom Products shall be purchased at the price then in effect for such Custom Products. All parts, materials and components of the Custom Products, and the excess of the parts, materials and components of the Standard Products shall be purchased at the price paid for such items by BSA, plus an amount equal to the transportation, insurance and warehousing expenses incurred by BSA in acquiring and storing such parts, materials and components. In the event that BioSepra does not purchase all such inventory within fourteen (14) days after the termination of this Supply Agreement, BSA shall have the right to sell or




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




dispose of such inventory, in whatever manner it seems fit, without liability to BioSepra for any reason, including without limitation infringement of any intellectual property rights of BioSepra. To the extent that such disposition causes a net loss to BSA, BioSepra shall reimburse such loss to BSA.

                  c. BioSepra shall not be released from its obligation to pay any sums then owing to BSA and neither Party shall be released from the obligation to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the foregoing, neither Party shall by reason of the termination of this Supply Agreement be liable to the other for compensation or damages on account of the loss of profits or sales, or expenditures, investments or commitments in connection therewith, except as provided for above.

         14. MISCELLANEOUS.

                  a. No Party shall assign any or all of its rights or obligations hereunder to any third party without first obtaining the written consent thereto of the other Party, which consent shall not be unreasonably withheld or delayed, except that in the event of an assignment in connection with a sale or transfer of all or substantially all of the assets of the assigning Party, no such consent shall be required, if the assignee agrees to be bound by the terms hereof within five (5) days after such assignment. The terms and provisions of this Supply Agreement shall inure to the benefit of, and be binding upon, BioSepra, BSA and their respective successors and permitted assigns. Any reference to BioSepra and BSA hereunder shall be deemed to include the successors thereto and permitted assigns thereof.

                  b. This Supply Agreement shall be governed by and construed in accordance with the laws of France applicable to agreements made and to be fully performed therein, without regard to principles of conflicts of law and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

                  c. No amendment, modification, waiver, termination or discharge of any provision of this Supply Agreement, nor consent to any departure by either Party therefrom, shall be effective unless the same shall be in writing specifically identifying this Supply Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by each Party, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Supply Agreement shall be varied, contradicted or explained by any oral agreements, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by each Party.

                  d. Nothing herein contained shall be deemed to create a joint venture, agency, partnership or employer-employee relationship between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

                  e. All notices, requests and other communications to BioSepra or BSA hereunder shall be in writing (including telecopy or similar electronic transmissions) and shall be




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




personally delivered or sent by telecopy or other electronic facsimile transmission during normal business hours or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other Party hereto):

                           BioSepra Inc.
                           111 Locke Drive
                           Marlborough, MA 01752
                           Attention: President

                           BioSepra S.A.
                           c/o Life Technologies, Inc.
                           9800 Medical Drive
                           Rockville, MD 20850-3321
                           Attention: Director Corporate Development

                           With a copy to General Counsel at the same address.

Any notice or communication given in conformity with this Section 14(e) shall be deemed to be effective when received by the addressee if delivered by hand, telecopy or other electronic facsimile transmission, and three (3) days after mailing, if mailed.

                  f. This Supply Agreement constitutes, on and as of the date hereof, the entire agreement of BioSepra and BSA with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between BioSepra and BSA with respect to such subject matter are hereby superseded in their entirety.

                  g. If any provision hereof should be held invalid, illegal or unenforceable in respect in any jurisdiction, then, to the fullest extent permitted by law, (i) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible and (ii) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, BioSepra and BSA hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

                  h. No failure on the part of BioSepra or BSA to exercise and no delay in exercising any right, power, remedy or privilege under this Supply Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Supply Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

                  i. Notwithstanding anything else in this Supply Agreement to the contrary, the Parties agree that Sections 8, 9, 10, 11, 12d and 13 shall survive the termination or expiration



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of this Supply Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the Parties hereto.

                  j. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Supply Agreement.

                  k. This Supply Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

                  1. Any dispute concerning solely the determination of facts such as, but not limited to, whether pricing for Products to BioSepra is in compliance with the applicable terms of this Supply Agreement, and which dispute does not involve a question of law, shall be settled by final and binding arbitration in Paris, France pursuant to the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The decision of the arbitration tribunal shall be final, and judgment upon such decision may be entered in any competent court for juridical acceptance of such an award and order of enforcement. Each party hereby submits itself to the jurisdiction of the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.

         IN WITNESS WHEREOF the Parties hereto have executed this Supply Agreement as an instrument under seal by their duly authorized officers.


BIOSEPRA S.A.                       BIOSEPRA INC.


By:                                 By:
   -----------------------------        ----------------------------------------

Name: Therese Bourdy                Name: Jean-Marie Vogel
      --------------------------          --------------------------------------

Title: Director General             Title: President and Chief Executive Officer
       -------------------------           -------------------------------------








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




                                   SCHEDULE A

         "AFFILIATE" shall mean any corporation, firm, partnership or other entity which directly or indirectly is controlled by or is under common control with a Party to this Supply Agreement. "Control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. Notwithstanding the foregoing, an "Affiliate" of BSA shall not include The Dexter Corporation and its subsidiaries other than LTI and LTI's subsidiaries. Notwithstanding the foregoing, an "Affiliate" of BioSepra shall not include Sepracor Inc. or its subsidiaries other than BioSepra and BioSepra's subsidiaries.

         "BIOSEPRA FIELD" shall mean intracorporeal and "on line" extracorporeal therapy, or any autologous treatment.

         "STANDARD PRODUCTS" shall mean any products

         (a) produced by BSA for use in the BioSepra Field as of the date of this Supply Agreement, and

         (b) as made available by BSA to its customers other than BioSepra following the date of this Supply Agreement (including modifications or improvements to such product which BSA may formulate, develop or produce, or cause to be formulated, developed or produced during the term of this Supply Agreement)

and which fall into any of the following categories:

1. Microbeads or microparticles for vascular embolization, such as "microspheres" sold under the trade name of"Embospheres".

2. Microbeads or microparticles made of any solid material and carrying ion exchange charges chemically attached.

3. Microbeads or microparticles made of any solid material and carrying chemical or biochemical ligands chemically attached that adsorb, activate or inactivate biological molecules in vivo or ex vivo.

4. Microbeads or microparticles made of any solid material carrying reversibly molecules of biological interest for in vivo or ex vivo use.

5. Microbeads or microparticles with a predetermined pore structure to adsorb selectively and sterically substances in vivo or ex vivo.

6. All products for which the rights to develop, manufacture and produce such products have been transferred to LTI from BioSepra pursuant to the Asset Purchase Agreement.




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




7. Trisacryl monomer DEAE, acrylamide, methylen-bis-acrylamide, paraffin oil, porcine gelatin.

         "CUSTOM PRODUCTS" shall mean all products that BSA develops, manufactures, and sells to BioSepra that are not Standard Products, which sales are subject to a written, countersigned schedule to this Supply Agreement which documents the Specifications for each such Custom Product, the price, and such other terms as the Parties agree are applicable.

         "PRODUCTS" shall mean those Standard Products and Custom Products which are sold by BSA and purchased by BioSepra pursuant to this Supply Agreement.

         "KNOW-HOW" shall mean originals or copies of all laboratory notebooks and other primary data, research, records and documentation, research plans, proposals, conclusions, know-how, specifications and information, to the extent any of the foregoing are recorded in any tangible form (including, without limitation, gels, photographs, print-outs, electronic files and paper documents), which are owned by, licensed to or in the possession of a Party and which relate to the discovery of or are necessary or materially useful for the manufacture of any Standard Products under this Supply Agreement, and all intellectual and tangible property rights in the foregoing.

         "SPECIFICATIONS" shall mean those specifications which the Parties use to define the Products and which are documented in writing and countersigned.

         "DRUG MASTER FILE" means a file containing information pertaining to a Product, including but not limited to the methods of manufacture, sources of raw materials, Specifications, and such other detail as BSA deems appropriate, which is supplied by BSA to the U.S. Government Food and Drug Administration ("FDA"), which file may be referenced by BioSepra in its filings with the FDA pertaining to products made by the employment of Products.



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